Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000

ARCA Recognized by Governor of Connecticut During
Grand Opening of Waterbury Appliance Recycling Center

Minneapolis, MN—October 19, 2004—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that ARCA and the Connecticut Energy Conservation and Load Management Fund, in collaboration with the conservation load management teams of the Connecticut Light & Power Company (CL&P) and the United Illuminating Company (UI), were recognized by M. Jodi Rell, Governor of Connecticut, for the grand opening of ARCA’s new Connecticut facility.  Governor Rell proclaimed October 14, 2004, as Appliance Recycling Centers of America’s Connecticut Facility Day.

Earlier this year, CL&P and UI launched a statewide conservation program through which old, working, energy-inefficient household appliances are recycled.  ARCA collects the appliances for the utilities and processes them to remove environmentally damaging materials before the refrigerants and metals are recycled.  Nearly 10,000 refrigerators, freezers, room air conditioners and dehumidifiers in Connecticut have been retired from service through the program this year.

Edward R. (Jack) Cameron, ARCA’s president and chief executive officer, commented: “We are proud to be a part of efforts by Connecticut Energy Conservation and Load Management Fund, CL&P and UI to conserve energy and improve the environment, while also helping residents in the State of Connecticut save money on their energy bills.  We appreciate Governor Rell’s recognition of the members and staff of CL&P, UI and ARCA.”

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of September 2004, ApplianceSmart was operating nine outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Atlanta market and one in Los Angeles.

About CL&P

As a part of the Northeast Utilities System, CL&P serves more than 1.1 million utility customers in 149 cities and towns in Connecticut.

About UI

As a regional distribution utility, UI provides electricity and energy-related services to more than 320,000 customers in the New Haven and Bridgeport, Connecticut areas.

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Visit our web site at www.arcainc.com